Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC.
REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Highlights

•	Volume of 143.8 million pounds, an increase of 7.4% year-over-year;

•	First quarter 2018 earnings include Alumet, while 2017 earnings include $3 million related to recovery of insurance proceeds;

•	Net income and diluted earnings per common share decreased $1.7 million to $15.8 million and $0.08 per share to $0.71 per share, respectively;

•	Adjusted EBITDA decreased $0.2 million to $34.0 million year-over-year;

•	Adjusted diluted earnings per common share increased to $0.82 from $0.73 in the prior year period;

•	The Company reaffirms 2018 full-year guidance; and

•	The Company declares a quarterly dividend of $0.06 per share.

Schaumburg, IL., May 3, 2018 Today, Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) reported results for the first quarter ended March 31, 2018.

First Quarter Operating Results
Volume for the first quarter of 2018 increased by 9.9 million pounds, or 7.4%, to 143.8 million pounds compared to 133.9 million pounds in the first quarter of 2017. The increase in volumes includes 14.2 million pounds of incremental volume from our Alumet acquisition. A.J. Oster grew base volumes in the automotive, electronics / electrical components, and stamping markets. A.J. Oster and Chase Brass both experienced decreased demand in the building and housing market. Olin Brass grew volumes in the reroll market, but that was more than offset by decreases in the munitions, coinage and automotive markets.
“We are pleased with our first quarter results and the progress we have made on our strategic initiatives. A.J. Oster continues to improve operationally and the integration with Alumet is achieving targeted results. Olin Brass effectively managed product profitability and operational costs to achieve solid productivity and profitability improvement despite lower volumes. Chase Brass posted solid financial performance and continued to create unique value by providing their customers with outstanding quality and service. Our cash position continues to be strong and we remain focused on driving profitable growth,” said John Wasz, GBC's President and Chief Executive Officer.
Net sales for the first quarter of 2018 increased to $471.8 million from $419.5 million in the first quarter of 2017. The increase was primarily attributable to an increase in the metal cost recovery component stemming from increased metal prices and Alumet activity. Adjusted sales, our non-GAAP financial measure that reflects the value-added premium over metal replacement cost recovery, increased $14.2 million compared to the prior year, primarily due to our Alumet acquisition ($13.7 million). A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to Global Brass and Copper Holdings, Inc. for the first quarter was $15.8 million in 2018, or $0.71 per diluted share, compared to $17.5 million, or $0.79 per diluted share, in 2017. The decrease can be attributed to the net of the following:

•	Unfavorable fluctuations in unrealized gains / losses on derivative contracts of $1.6 million;

•	Increased depreciation expense of $0.6 million;

•	Increased tax expense of $0.3 million;

•	Increased income generated from Alumet, a business we acquired in November 2017;

•	Costs incurred of $0.7 million associated with an environmental incident at an Olin Brass facility;

•	Decreased share based compensation expense of $0.8 million;

•	Decreased interest expense of $0.4 million;

•	Favorable scrap spreads resulting in decreased cost of goods sold;

•	The absence of a $3.0 million benefit recorded in cost of goods sold in the prior year related to the recovery of insurance proceeds associated with our 2016 production outage; and

•
Approximately $2.3 million more of expense recorded in the prior year for unusual costs associated with our transition to an HSA medical plan, increased costs of goods sold due to inventory reductions at Olin Brass, and costs incurred at A.J. Oster related to its ERP implementation.

Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $34.0 million for the first quarter of 2018. As compared to the prior year's first quarter and excluding the $3.0 million of income related to the recovery of insurance proceeds, our Adjusted EBITDA increased by $2.8 million as we had approximately $2.3 million more of unusual costs in the prior year, as mentioned above, we generated $1.5 million from our Alumet acquisition, and our variable conversion costs increased at Chase Brass.
Adjusted diluted earnings per common share, another non-GAAP measure, was $0.82 for the first quarter of 2018 compared to $0.73 in the prior year. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release. Adjusted diluted earnings per share fluctuated for reasons similar to the fluctuation in Adjusted EBITDA, in addition to a decrease in interest expense.
Cash Flow and Leverage
For the three months ended March 31, 2018, we generated $13.7 million of cash from operating activities largely due to cash from earnings, partially offset by cash outflows for working capital.
We ended the quarter with cash of $57.9 million, $315.2 million outstanding under our term loan facility, and $195.4 million available under our asset-based revolving loan facility.
2018 Guidance
We affirm our full-year 2018 guidance and expect:

•	Shipment volumes to range from 570 million pounds to 610 million pounds; and

•	Adjusted EBITDA to range from $127 million to $137 million.
Due to the forward looking nature of Adjusted EBITDA guidance, we are unable to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure, as we are unable to project certain reconciling items, in particular unrealized gains / losses on derivative contracts, LIFO liquidation gains / losses and lower of cost or market adjustments to inventory, for future periods due to market volatility.
Quarterly Dividend
On May 3, 2018, our Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock for the first quarter of 2018. The dividend will be paid on May 25, 2018 to stockholders of record on the close of business on May 15, 2018.

Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Friday, May 4, 2018 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #7076548. For those who cannot listen to the live webcast, replays will be available shortly after the call on the Company’s website.
About Global Brass and Copper
Global Brass and Copper Holdings, Inc. is a leading, value-added converter, fabricator, processor, and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding, stamping, and coating to fabricate finished and semi-finished alloy products from processed scrap, virgin metals, and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube, painted and fabricated metal component products. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics / electrical components, industrial machinery and equipment, and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2018	2017
Net sales	$471.8	$419.5
Cost of sales	(422.8)	(368.9)
Gross profit	49.0	50.6
Selling, general and administrative expenses	(23.4)	(22.9)
Operating income	25.6	27.7
Interest expense, net	(4.3)	(4.7)
Other income (expense), net	(0.1)	(0.3)
Income before provision for income taxes	21.2	22.7
Provision for income taxes	(5.3)	(5.0)
Net income	15.9	17.7
Net income attributable to noncontrolling interest	(0.1)	(0.2)
Net income attributable to Global Brass and Copper Holdings, Inc.	$15.8	$17.5

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.72	$0.81
Diluted	$0.71	$0.79
Weighted average common shares outstanding:
Basic	21.9	21.5
Diluted	22.3	22.1

Supplemental Non-GAAP Reconciliation
Net sales	$471.8	$419.5
Metal component of net sales	(318.5)	(280.4)
Adjusted sales	$153.3	$139.1

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.71	$0.79
Unrealized loss (gain) on derivative contracts	0.11	0.04
Lower of cost or market adjustment to inventory	(0.04)	(0.03)
Share-based compensation expense	0.08	0.11
Step-up costs from acquisition accounting	0.01	—
Tax impact on above adjustments (a)	(0.05)	(0.18)
Adjusted diluted earnings per common share	$0.82	$0.73

(a) Calculated based on our estimated tax rate, including tax benefits related to the vesting of share awards and option exercises.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(in millions)	2018	2017
Net income attributable to Global Brass and Copper Holdings, Inc.	$15.8	$17.5
Interest expense, net	4.3	4.7
Provision for income taxes	5.3	5.0
Depreciation expense	5.1	4.5
Amortization expense	0.1	—
Unrealized loss (gain) on derivative contracts	2.4	0.8
Lower of cost or market adjustment to inventory	(0.9)	(0.8)
Share-based compensation expense	1.7	2.5
Step-up costs from acquisition accounting	0.2	—
Adjusted EBITDA	$34.0	$34.2

Segment Results of Operations

	Three Months Ended March 31,		Change 2018 vs. 2017
(in millions)	2018	2017	Amount	Percent
Pounds shipped (a)
Olin Brass	63.3	66.9	(3.6)	(5.4)%
Chase Brass	57.1	59.5	(2.4)	(4.0)%
A.J. Oster	33.8	18.1	15.7	86.7%
Corporate and other (b)	(10.4)	(10.6)	0.2	1.9%
Total	143.8	133.9	9.9	7.4%
Net sales
Olin Brass	$200.1	$214.8	$(14.7)	(6.8)%
Chase Brass	171.6	154.1	17.5	11.4%
A.J. Oster	121.5	74.7	46.8	62.7%
Corporate and other (b)	(21.4)	(24.1)	2.7	11.2%
Total	$471.8	$419.5	$52.3	12.5%
Adjusted EBITDA
Olin Brass	$14.0	$12.5	$1.5	12.0%
Chase Brass	18.6	20.4	(1.8)	(8.8)%
A.J. Oster	5.7	2.5	3.2	128.0%
Total Adjusted EBITDA of operating segments	$38.3	$35.4	$2.9	8.2%
Corporate and other (c)	(4.3)	(1.2)	(3.1)	(258.3)%
Total consolidated Adjusted EBITDA	$34.0	$34.2	$(0.2)	(0.6)%
(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.
(c) The three months ended March 31, 2017 includes a $3.0 million recovery of insurance proceeds relating to a production outage in 2016.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$57.9	$59.0
Accounts receivable (net of allowance of $0.6 and $1.0, respectively)	211.6	197.8
Inventories	210.3	208.1
Prepaid expenses and other current assets	8.6	11.7
Income tax receivable	2.1	3.6
Total current assets	490.5	480.2
Property, plant and equipment, net	141.9	142.9
Goodwill	4.6	4.5
Intangible assets, net	1.9	2.0
Deferred income taxes	15.1	16.1
Other noncurrent assets	6.2	6.5
Total assets	$660.2	$652.2
Liabilities and equity
Current liabilities:
Current portion of debt	$5.0	$5.0
Accounts payable	122.8	117.1
Accrued liabilities	24.2	36.0
Accrued interest	0.2	0.2
Income tax payable	0.8	0.5
Total current liabilities	153.0	158.8
Noncurrent portion of debt	308.1	309.0
Other noncurrent liabilities	37.2	37.1
Total liabilities	498.3	504.9
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 22,501,630 and 22,133,764 shares issued, respectively	0.2	0.2
Additional paid-in capital	56.9	54.5
Retained earnings	111.9	97.3
Treasury stock - 341,203 and 226,576 shares, respectively	(10.0)	(6.6)
Accumulated other comprehensive loss	(2.1)	(2.9)
Total Global Brass and Copper Holdings, Inc. stockholders' equity	156.9	142.5
Noncontrolling interest	5.0	4.8
Total equity	161.9	147.3
Total liabilities and equity	$660.2	$652.2

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2017
Cash flows from operating activities
Net income	$15.9	$17.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Lower of cost or market adjustment to inventory	(0.9)	(0.8)
Unrealized (gain) loss on derivatives	2.4	0.8
Depreciation	5.1	4.5
Amortization of intangible assets	0.1	—
Amortization of debt discount and issuance costs	0.3	0.3
Share-based compensation expense	1.7	2.5
Provision for bad debts, net of reductions	(0.1)	0.3
Deferred income taxes	0.9	0.2
Loss on disposal of property, plant and equipment	0.2	—
Change in assets and liabilities, net of effects of business acquisition:
Accounts receivable	(12.5)	(61.7)
Inventories	(0.3)	21.7
Prepaid expenses and other current assets	0.6	2.0
Accounts payable	9.2	18.6
Accrued liabilities	(10.8)	(14.2)
Accrued interest	—	(0.1)
Income taxes, net	1.6	1.5
Other, net	0.3	(0.4)
Net cash provided by (used in) operating activities	13.7	(7.1)
Cash flows from investing activities
Capital expenditures	(7.5)	(7.8)
Business acquisition	(1.6)	—
Net cash used in investing activities	(9.1)	(7.8)
Cash flows from financing activities
Borrowings on ABL Facility	0.2	0.2
Payments on ABL Facility	(0.2)	(0.2)
Payments on term loan	(0.8)	(0.8)
Principal payments under capital lease obligation	(0.5)	(0.3)
Dividends paid	(1.4)	(0.9)
Proceeds from exercise of stock options	0.7	0.7
Share repurchases	(3.4)	(4.8)
Net cash used in financing activities	(5.4)	(6.1)
Effect of foreign currency exchange rates	(0.3)	(0.3)
Net increase (decrease) in cash	(1.1)	(21.3)
Cash and cash equivalents at beginning of period	59.0	88.2
Cash and cash equivalents at end of period	$57.9	$66.9
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$3.4	$1.6

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	impact associated with lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a last-in, first out (“LIFO”) layer of metal inventory;

•	share-based compensation expense;

•	refinancing costs;

•	restructuring and other business transformation charges;

•	inventory step-up costs related to acquisition accounting;

•	specified legal and professional expenses; and

•	certain other items.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate segment performance in a way that we believe reflects our core operating performance, and in turn, incentivizes members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP.
We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.

Adjusted diluted earnings per common share
Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA.
We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is the key metric used by our Chief Operating Decision Maker to evaluate the Company’s performance, and in turn, incentivize members of management and certain employees.
We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. Adjusted sales is defined as net sales less the metal cost of products sold. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.